Exhibit 99.1

CARRIZO OIL & GAS, INC.	News

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc.
Richard Hunter, Vice President of Investor Relations
Paul F. Boling, Chief Financial Officer
(713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES THIRD QUARTER 2011 FINANCIAL RESULTS

HOUSTON, November 8, 2011—Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the Company’s financial results for the third quarter of 2011, which included the following highlights:

Results for the third quarter of 2011—

•	Production of 11.3 Bcfe, or 122,305 Mcfe/d, an increase of 31% from the third quarter of 2010

•	Revenue of $51.7 million or adjusted revenue, of $58.7 million, including the impact of realized hedges

•	Net Income of $21.6 million, or Adjusted Net Income, as defined below, of $9.3 million

•	EBITDA, as defined below, of $41.6 million

Production volumes during the three months ended September 30, 2011 were 11.3 Bcfe, an increase of 2.7 Bcfe, or 31%, from third quarter 2010 production of 8.6 Bcfe and an increase of 0.1 Bcfe, or 1%, from second quarter 2011 production of 11.2 Bcfe. The increase in production from the third quarter of 2010 and the second quarter of 2011 to the third quarter of 2011 was primarily due to increased production from new wells in the Barnett Shale, Eagle Ford Shale and Niobrara Formation, partially offset by normal production decline and the sale of substantially all of our non-core area Barnett Shale properties in May 2011.

Adjusted revenues were $58.7 million for the third quarter of 2011, which includes oil and gas revenues of $51.7 million and realized hedge gains of $7.0 million, compared to $38.9 million for the third quarter of 2010, which includes oil and gas revenues of $30.5 million and realized hedge gains of $8.4 million. The increase in adjusted revenues was primarily driven by increased production and higher oil prices partially offset by lower gas prices. Including the impact of realized hedges, the Company’s average realized gas price decreased 12% to $3.86 per Mcfe for the third quarter of 2011 compared to $4.37 per Mcfe for the third quarter of 2010 and the average realized oil price increased 25% to $91.38 per barrel for the third quarter of 2011 compared to $72.92 per barrel for the third quarter of 2010. Revenues excluding the impact of realized hedges are presented in the table below.

Adjusted net income, which excludes certain non-cash items described in the statements of operations included below (“Adjusted Net Income”), was $9.3 million, or $0.24 per basic and diluted share, during the third quarter of 2011, as compared to $21.0 million, or $0.61 and $0.60 per basic and diluted share, respectively, during the third quarter of 2010, including, for the third quarter of 2010, a $20.8 million benefit of cash distributions from a joint venture partner as described below. The Company reported net income of $21.6 million, or $0.56 and $0.55 per basic and diluted share, respectively, for the quarter ended September 30, 2011, as compared to net income of $12.8 million, or $0.37 per basic and diluted share, for the same quarter during 2010.

Earnings before interest, income tax, depreciation, depletion and amortization (“EBITDA”), as defined in the Company’s U.S. senior secured revolving credit facility (“Credit Facility”) and described in the statements of operations included below, was $41.6 million, or $1.07 and $1.06 per basic and diluted share, respectively, during the third quarter of 2011, as compared to $45.9 million, or $1.32 and $1.31 per basic and diluted share, respectively, during the third quarter of 2010. EBITDA for the third quarter of 2010 included the benefit of cash distributions totaling $20.8 million received from a joint venture partner as described below.

During the third quarter of 2010, the Company received cash distributions of $20.8 million on its B Unit investment in ACP II Marcellus, LLC (“ACP II”), a joint venture partner in the Marcellus Shale that is an affiliate of Avista Capital Partners, LP (“Avista”), a private equity fund, as a result of ACP II’s distribution to Avista of proceeds from its sale of oil and gas properties to an affiliate of Reliance Industries Limited (“Reliance”). Although such cash distributions are included in EBITDA and Adjusted Net Income, such cash distributions are recognized as a reduction of oil and gas property costs under the full cost method of accounting and accordingly, are not included in net income.

Lease operating expenses (including transportation costs of $1.8 million) were $7.3 million (or $0.65 per Mcfe) for the three months ended September 30, 2011 as compared to lease operating expenses (including transportation costs of $1.3 million) of $7.1 million (or $0.83 per Mcfe) for the third quarter of 2010. Lease operating expenses increased due to increased production partially offset by a decrease in workover costs, as the prior year included the workover of a high volume gas well in the Gulf Coast area. We continue to experience a decrease in the operating cost per Mcfe of our Barnett Shale production, driven by comparatively lower salt water disposal costs in our core area of the Barnett Shale as compared to production from other areas of the Barnett Shale, including the non-core area Barnett Shale properties sold in May 2011. This decrease in operating cost per Mcfe was partially offset by increased operating cost per Mcfe associated with oil production in the Eagle Ford and Niobrara operating areas.

Production taxes were $1.3 million (or 2.6% of revenues) for the three months ended September 30, 2011 as compared to $0.7 million (or 2.3% of revenues) for the three months ended September 30, 2010. The increase in production taxes is due to increased oil and gas production. Production taxes as a percentage of revenues increased from 2.3% to 2.6% due to increased oil production, which has a higher effective production tax rate as compared to natural gas production.

Ad valorem taxes increased to $1.0 million (or $0.09 per Mcfe) for the three months ended September 30, 2011 from $0.7 million ($0.09 per Mcfe) for the same period in 2010. The increase in ad valorem taxes is due to new oil and gas wells drilled in 2010.

General and administrative expense was $7.4 million during the three months ended September 30, 2011 as compared to $5.2 million during the three months ended September 30, 2010. The increase was primarily due to increased compensation costs related to an increase in the number of employees in the third quarter of 2011 as compared to the third quarter of 2010.

Depreciation, depletion and amortization (“DD&A”) expense for the three months ended September 30, 2011 increased to $20.3 million (or $1.81 per Mcfe) from $10.1 million (or $1.18 per Mcfe) for the same period in 2010. The increases in DD&A and the related per Mcfe amounts were primarily due to increased production during the third quarter of 2011 as compared to the same period in 2010 and increased future development costs associated with crude oil and natural gas liquids reserves in the Eagle Ford that were added after the third quarter of 2010 and have a higher future development cost per equivalent unit than the Company’s proved gas reserves.

Cash interest expense, net of amounts capitalized, increased to $6.5 million for the third quarter of 2011 compared to $2.9 million for the third quarter of 2010. The increase was primarily attributable to interest on the $400 million aggregate principal amount of our Senior Notes issued in the fourth quarter of 2010 partially offset by decreased interest attributable to the $300 million aggregate principal amount of Convertible Senior Notes repurchased in a tender offer during the fourth quarter of 2010.

An unrealized gain on derivatives of $18.4 million was recorded for the third quarter of 2011 compared to an unrealized gain on derivatives of $12.9 million for the third quarter of 2010 due to the change in fair value of our open derivative positions during those periods.

Non-cash, stock-based compensation was a benefit of $4.1 million for the three months ended September 30, 2011 as compared to an expense of $4.4 million for the same period in 2010. The benefit from stock-based compensation expense was driven by a decrease in the fair value of cash-settled stock appreciation rights due to a decrease in stock price during the third quarter of 2011, partially offset by higher stock-based compensation expense due to a higher number of restricted stock awards granted during the period.

Non-cash interest expense, net of amounts capitalized, decreased to $0.8 million for the third quarter of 2011 compared to $1.9 million for the third quarter of 2010, primarily due to decreased amortization of the discount as a result of the $300 million aggregate principal amount of our Convertible Senior Notes repurchased in a tender offer during the fourth quarter of 2010.

During the third quarter of 2011, we contributed $1.1 million in common stock to the Child Development Center at the University of Texas at Arlington (“UTA”), where we are producing natural gas from a number of wells in the Barnett Shale play.

The estimated annual effective income tax rates (which are used for purposes of computing Adjusted Net Income) as of September 30, 2011 and 2010 were 36.4% and 35.9%, respectively. The increase in the tax rate is due primarily to higher state income taxes associated with increased activity in Pennsylvania and Colorado. We expect substantially all of our income taxes to be deferred. The effective income tax rates for net income were 38.6% and 31.1% for the three months ended September 30, 2011 and 2010, respectively. The differences between these rates and our estimated annual effective income tax rates are due to true ups of prior estimates of state income taxes in both periods.

Results for the nine months ended September 30, 2011—

•	Record production of 33.1 Bcfe, or 121,310 Mcfe/d

•	Revenue of $146.4 million, or adjusted revenue of $165.7 million, including the impact of realized hedges

•	Net Income of $30.1 million, or Adjusted Net Income of $29.7 million

•	EBITDA of $123.3 million

Production volumes during the nine months ended September 30, 2011 were a record 33.1 Bcfe, an increase of 7.0 Bcfe, or 27%, compared to production of 26.2 Bcfe during the nine months ended September 30, 2010. The increase in production for the nine months ended September 30, 2011 as compared to the nine months ended September 30, 2010 was primarily due to increased production from new wells in the Barnett Shale, Eagle Ford Shale and Niobrara Formation, partially offset by normal production decline and the sale of substantially all of our non-core area Barnett Shale properties in May 2011.

Adjusted revenues were $165.7 million for the nine months ended September 30, 2011, which includes oil and gas revenues of $146.4 million and realized hedge gains of $19.3 million, compared to $126.3 million for the same period in 2010, which includes oil and gas revenues of $102.4 million and realized hedge gains of $23.9 million. The increase in adjusted revenues was primarily driven by increased production and higher oil prices partially offset by lower gas prices and lower realized hedge gains. Including the impact of realized hedges, the Company’s average realized gas price decreased 15% to $3.94 per Mcfe for the first nine months of 2011 compared to $4.62 per Mcfe for the first nine months of 2010 and the average realized oil price increased 13% to $91.74 per barrel for the first nine months of 2011 compared to $81.19 per barrel for the first nine months of 2010. Results excluding the impact of realized hedges are presented in the table below.

Adjusted Net Income was $29.6 million, or $0.76 and $0.75 per basic and diluted share, respectively, during the nine months ended September 30, 2011, as compared to $44.6 million, or $1.34 and $1.32 per basic and diluted share, respectively, during the nine months ended September 30, 2010, including, the $3.3 million and $20.8 million benefit of cash distributions from a joint venture partner for the 2011 and 2010 periods, respectively, as described below. The Company reported net income of $30.1 million, or $0.77 and $0.76 per basic and diluted share, respectively for the nine months ended September 30, 2011, as compared to net income of $34.4 million, or $1.03 and $1.02 per basic and diluted share, respectively for the same period in 2010.

EBITDA, as defined, was $123.0 million, or $3.16 and $3.12 per basic and diluted share, respectively, during the nine months ended September 30, 2011, as compared to $109.8 million, or $3.30 and $3.26 per basic and diluted share, respectively, for the same period in 2010. EBITDA for the nine months ended September 30, 2011 and 2010 included the benefit of cash distributions totaling $3.3 million and $20.8 million, respectively, received from a joint venture partner as described below.

During the second quarter of 2011 and the third quarter of 2010, the Company received cash distributions of $3.3 million and $20.8 million, respectively, on its B Unit investment in ACP II as a result of ACP II’s distribution to Avista of proceeds from its sale of oil and gas properties to Reliance. Although such cash distributions are included in EBITDA and Adjusted Net Income, such cash distributions are recognized as a reduction of oil and gas property costs under the full cost method of accounting and accordingly, are not included in net income.

Lease operating expenses (including transportation costs of $4.7 million) were $21.4 million (or $0.64 per Mcfe) for the nine months ended September 30, 2011 as compared to lease operating expenses (including transportation costs of $4.1 million) of $18.4 million (or $0.70 per Mcfe) for the nine months ended September 30, 2010. Lease operating expenses increased due to increased production. We continue to experience a decrease in the operating cost per Mcfe of our Barnett Shale production, driven by comparatively lower salt water disposal costs in our core area of the Barnett Shale as compared to production from other areas of the Barnett Shale, including the non-core area Barnett Shale properties sold in May 2011. This decrease in operating cost per Mcfe was partially offset by increased operating cost per Mcfe associated with oil production in the Eagle Ford and Niobrara operating areas.

Production taxes increased to $3.7 million (or 2.6% of revenues) for the nine months ended September 30, 2011 from $2.5 million (or 2.4% of revenues) for the same period in 2010.The increase in production taxes is due to increased oil and gas production. Production taxes as a percentage of revenues increased from 2.4% to 2.6% due to increased oil production, which has a higher effective production tax rate as compared to natural gas production.

Ad valorem taxes increased to $2.7 million ($0.08 per Mcfe) for the nine months ended September 30, 2011 from $2.4 million ($0.09 per Mcfe) for the same period in 2010. The increase in ad valorem taxes is due to new oil and gas wells drilled in 2010.

General and administrative expenses were $18.1 million for the nine months ended September 30, 2011 as compared to $14.0 million for the nine months ended September 30, 2010. The increase was primarily due to increased compensation costs related to an increase in the number of employees in 2011 as compared to 2010.

DD&A expense for the nine months ended September 30, 2011 increased to $57.6 million (or $1.74 per Mcfe) from $31.0 million (or $1.19 per Mcfe) for the same period in 2010. The increases in DD&A and the related per Mcfe amounts were primarily due to increased production during the first nine months of 2011 as compared to the same period in 2010 and increased future development costs associated with crude oil and natural gas liquids reserves in the Eagle Ford that were added subsequent to the third quarter of 2010, and have a higher future development cost per equivalent unit than the Company’s proved gas reserves.

Cash interest expense, net of amounts capitalized, was $18.7 million for the nine months ended September 30, 2011 compared to $9.1 million for the same period 2010. The increase was primarily attributable to interest on the $400 million aggregate principal amount of the Senior Notes issued in the fourth quarter of 2010 partially offset by decreased interest attributable to the $300 million aggregate principal amount of our Convertible Senior Notes repurchased in a tender offer during the fourth quarter of 2010.

An unrealized gain on derivatives of $17.1 million was recorded for the nine months ended September 30, 2011 compared to an unrealized gain on derivatives of $23.1 million for the same period in 2010 due to the changes in fair value of our open derivative positions during those periods.

Non-cash, stock-based compensation expense was $6.6 million for the nine months ended September 30, 2011 compared to $9.7 million for the same period in 2010. The decrease in stock-based compensation expense was driven by a decrease in the fair value of cash-settled stock appreciation rights due to a decrease in stock price during the third quarter of 2011, partially offset by higher stock-based compensation expense due to a higher number of restricted stock awards granted during 2011.

Non-cash interest expense, net of amounts capitalized, decreased to $2.4 million for the nine months ended September 30, 2011 from $5.9 million for the same period 2010, primarily due to decreased amortization of the discount as a result of the $300 million aggregate principal amount of our Convertible Senior Notes repurchased in a tender offer during the fourth quarter of 2010.

During the nine months ended September 30, 2011, we contributed $2.1 million in common stock to UTA, where we are producing natural gas from a number of wells in the Barnett Shale play.

In January 2011, in connection with our entrance into the Credit Facility, we terminated our prior credit facility. As a result, we recognized a non-cash, pre-tax loss on extinguishment of debt of $0.9 million representing the deferred financing costs attributable to the commitments of two banks in the prior credit facility who did not participate in the Credit Facility.

The estimated annual effective income tax rates (which are used for purposes of computing Adjusted Net Income) as of September 30, 2011 and 2010 were 36.4% and 35.9%, respectively. The increase in the tax rate is due primarily to higher state income taxes associated with increased activity in Pennsylvania and Colorado. We expect substantially all of our income taxes to be deferred. The effective income tax rates for net income were 37.7% and 35.4% for the nine months ended September 30, 2011 and 2010, respectively. The differences between these rates and our estimated annual effective income tax rates are due to true ups of prior estimates of state income taxes in both periods.

Carrizo’s President and CEO, S. P. “Chip” Johnson, IV, commented, “Production performance from new and recently completed wells in all our areas of operation continues to meet or exceed our expectations, as we brought on five gross Eagle Ford Shale, two Niobrara Formation and eight Barnett Shale wells in the third quarter. The largest contributor to our production short-fall came from lower than forecasted production from our non-operated Barnett Shale properties and a steeper than anticipated decline in our approximately 10 Mmcfe per day of Gulf Coast production. Delays in the completion of gas gathering systems in the Eagle Ford and Marcellus Shales also negatively impacted our gas production. Our oil production was within the range of our expectations despite delayed Eagle Ford Shale completions caused by a service company’s equipment problems.

“Our expectation for the fourth quarter calls for a large increase in Eagle Ford Shale production as 13 gross new wells are scheduled to come on production. Our first operated Marcellus production began from two gross wells in mid-October and gas production should benefit from the addition of three gross wells in December, all from Susquehanna County. Niobrara production should increase with the addition of two gross new wells that came on production the last day of the third quarter and one additional gross well that should come on production in December. The combined effect of these new wells, offset by the volumes associated with the interest in the Eagle Ford Shale properties transferred to GAIL (INDIA) LIMITED in our recently announced joint venture, leads to our guidance for production in the quarter to range between 137 and 143 Mmcfe per day. We continue to believe that we will achieve our previous goal of 5,000 net barrels per day of oil production before the end of the quarter.”

The Company will host a conference call to discuss 2011 third quarter financial results on Tuesday, November 8, 2011 at 10:00 AM Central Standard Time. To participate in the call, please dial (800) 683-0779 ten minutes before the call is scheduled to begin. A replay of the call will be available through Friday, November 19, 2011 at 11:59 AM Central Standard Time at (800) 633-8284. The conference ID for the replay is 21542966.

A simultaneous webcast of the call may be accessed over the internet at http://www.investorcalendar.com/IC/CEPage.asp?ID=165192 or by visiting our website at http://www.crzo.net, clicking on “Investor Relations” and then clicking on “2011 Third Quarter Conference Call Webcast.” To listen, please go to either website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 15 days.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, exploitation, and production of oil and gas primarily in the Eagle Ford Shale in South Texas, the Barnett Shale in North Texas, the Marcellus Shale in Appalachia, the Niobrara Formation in Colorado, the Utica Shale in Ohio and in proven onshore trends along the Texas and Louisiana Gulf Coast regions. Carrizo is also actively developing its oil discovery known as the Huntington Field in the UK North Sea. Carrizo controls significant prospective acreage blocks and utilizes advanced drilling and completion technology along with sophisticated 3-D seismic techniques to identify potential oil and gas drilling opportunities and to optimize reserve recovery.

Statements in this news release that are not historical facts, including but not limited to those related to timing and levels of production, drilling and completion, production mix, development plans, growth, use of proceeds, oil and gas sales, the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company’s strategies, timing of completion and drilling of wells, completion and pipeline connections, expected income tax rates and deferral of income taxes and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although Carrizo believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include results of wells and production testing, performance of rig operators and gathering systems, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, market and other conditions, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in Carrizo’s Form 10-K for the year ended December 31, 2010 and its other filings with the Securities and Exchange Commission.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.

STATEMENTS OF OPERATIONS

(unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2011	2010	2011	2010
Revenues:
Natural gas	$29,687,396	$25,937,131	$90,538,420	$86,725,072
Oil and condensate	19,923,870	2,096,276	47,283,744	7,854,236
NGLs	2,056,355	2,468,744	8,575,578	7,800,588

Total oil and gas revenues	51,667,621	30,502,151	146,397,742	102,379,896
Realized gain on derivatives, net (1), (2)	7,012,394	8,399,896	19,192,944	23,932,007

Adjusted revenues	58,680,015	38,902,047	165,590,686	126,311,903

Costs and expenses:
Lease operating	7,291,853	7,118,696	21,385,257	18,360,920
Production taxes	1,324,613	691,558	3,731,638	2,481,886
Ad valorem taxes	1,025,895	749,496	2,698,017	2,421,656
General and administrative	7,445,259	5,249,598	18,148,429	13,994,156

Total costs and expenses	17,087,620	13,809,348	45,963,341	37,258,618

Other items of income (expense) included in EBITDA, as defined:
Cash Distributions-Related Party (3)	—	20,792,648	3,333,333	20,792,648
Other income (expense), net	9,791	5,972	67,081	(16,270)

EBITDA, as defined	$41,602,186	$45,891,319	$123,027,758	$109,829,664

EBITDA per common share-Basic	$1.07	$1.32	$3.16	$3.30

EBITDA per common share-Diluted	$1.06	$1.31	$3.12	$3.26

Other items of income (expense) included in adjusted net income, as defined:
Depreciation, depletion and amortization expense (4)	$(20,324,944)	$(10,094,338)	$(57,596,145)	$(31,014,775)
Cash interest expense	(11,906,555)	(6,368,705)	(33,677,761)	(18,184,221)
Cash interest capitalized	5,355,789	3,428,577	14,983,515	9,115,350
Accretion expense related to asset retirement obligations	(70,217)	(55,656)	(215,413)	(159,517)
Interest income	7,440	538	11,383	1,996

Adjusted income before income taxes	14,663,699	32,801,735	46,533,337	69,588,497
Adjusted income tax expense	(5,337,586)	(11,782,383)	(16,938,135)	(24,996,188)

ADJUSTED net income, as defined	$9,326,113	$21,019,352	$29,595,202	$44,592,309

ADJUSTED net income per common share-Basic	$0.24	$0.61	$0.76	$1.34

ADJUSTED net income per common share-Diluted	$0.24	$0.60	$0.75	$1.32

Other non-cash items of income (expense) included in net income:
Unrealized gain on derivatives, net (1), (2)	$18,432,485	$12,909,695	$17,094,816	$23,117,186
Stock-based compensation (expense) benefit	4,059,404	(4,395,573)	(6,595,148)	(9,715,904)
Non-cash interest expense	(1,479,780)	(4,034,544)	(4,323,385)	(11,874,214)
Non-cash interest capitalized	672,692	2,171,987	1,953,551	5,946,398
Non-cash reclassification of Cash Distributions-Related Party to oil and gas property costs (3)	—	(20,792,648)	(3,333,333)	(20,792,648)
Non-cash contribution expense	(1,119,619)	—	(2,119,343)	—
Loss on extinguishment of debt	—	—	(896,850)	—
Impairment of oil and gas properties	—	—	—	(2,730,882)
Recoveries of (allowance for) doubtful accounts	4,053	(22,545)	57,620	(367,900)

Income before income taxes	35,232,934	18,638,107	48,371,265	53,170,533
Income tax expense	(13,590,328)	(5,803,991)	(18,252,417)	(18,815,835)

Net income	$21,642,606	$12,834,116	$30,118,848	$34,354,698

Net income per common share-Basic	$0.56	$0.37	$0.77	$1.03

Net income per common share-Diluted	$0.55	$0.37	$0.76	$1.02

Weighted average common shares outstanding-Basic	38,914,215	34,730,448	38,927,281	33,300,652

Weighted average common shares outstanding-Diluted	39,368,452	35,100,964	39,483,647	33,723,560

NOTES:

(1)

Includes reclassifications of approximately $0.0 million and $0.2 million for the three months ended September 30, 2011 and 2010, respectively, and $0.6 million and $0.5 million for the nine months ended September 30, 2011 and 2010, respectively, from general and administrative to realized gain on derivatives, net, related to agency fees paid to enter into certain derivative positions. Also includes reclassifications of approximately $0.2 million and $0.0 million for the three months ended September 30, 2011 and 2010, respectively, and $0.6 million and $0.0 million for the nine months ended September 30, 2011 and 2010, respectively, from general and administrative to unrealized gain on derivatives, net, related to accrued agency fees incurred to enter into certain derivative positions.

(2)

Includes reclassifications of approximately $1.6 million and $0.5 million for the three months ended September 30, 2011 and 2010, respectively and $3.6 million and ($1.6) million for the nine months ended September 30, 2011 and 2010, respectively, from unrealized gain on derivatives, net, to realized gain on derivatives, net, for cash received from the optimization of certain hedge positions that settle in future periods. Amounts for cash received are offset by the related non-cash amortization during the period in which such hedge positions settle.

(3)

During the second quarter of 2011 and the third quarter of 2010, the Company received cash distributions of $3.3 million and $20.8 million, respectively on its B Unit investment in ACP II, a joint venture partner in the Marcellus Shale as a result of ACP II's distribution to Avista of remaining proceeds from the sale of oil and gas properties to Reliance in September 2010. These cash distributions are included in Adjusted Net Income and EBITDA, as defined in the Company's U.S. revolving credit facility but excluded from Net Income, under the full cost method of accounting, as such distributions are recognized as a reduction of oil and gas property costs.

(4)

Results include the impact of a $0.3 million decrease from prior presentation of the third quarter 2010 consolidated financial statements related to the recognition of cash distributions the Company received on its B Unit investment in a joint venture partner as described in the Company's 10-K for the year ended December 31, 2010.

(more)

CARRIZO OIL & GAS, INC.

CONDENSED BALANCE SHEETS

(In thousands)

(unaudited)

	September 30, 2011	December 31, 2010
ASSETS:
Cash and cash equivalents	$3,818	$4,128
Fair value of derivative instruments	29,095	17,698
Other current assets	55,465	38,506
Deferred income taxes	60,243	72,587
Property and equipment, net	1,140,166	983,057
Other assets	31,999	24,766
Investments	2,523	3,392

TOTAL ASSETS	$1,323,309	$1,144,134

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable and accrued liabilities	$173,662	$109,651
Current maturities of long-term debt	—	160
Other current liabilities	11,801	9,193
Long-term debt, net of current maturities and debt discount	623,893	558,094
Other liabilities	14,363	9,685
Fair value of derivative instruments	—	715
Shareholders' equity	499,590	456,636

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,323,309	$1,144,134

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CARRIZO OIL & GAS, INC.

PRODUCTION VOLUMES AND PRICES

(unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2011	2010	2011	2010
Production volumes-

Oil and condensate (Bbls)	223,433	28,747	515,319	104,588
Natural gas (Mcfe)	9,695,211	7,987,382	28,977,281	24,306,200
NGLs (Mcfe)	216,222	430,009	1,048,472	1,218,248
Natural gas and NGLs (Mcfe)	9,911,433	8,417,391	30,025,753	25,524,448
Natural gas equivalent (Mcfe)	11,252,033	8,589,874	33,117,665	26,151,978

Average sales prices-

Oil and condensate ($ per Bbl)	$89.17	$72.92	$91.76	$75.10
Oil and condensate ($ per Bbl)—with hedge impact	$91.38	$72.92	$91.50	$81.19
Natural gas ($ per Mcfe)	$3.06	$3.25	$3.12	$3.57
NGLs ($ per Mcfe)	$9.51	$5.74	$8.18	$6.40
Natural gas and NGLs ($ per Mcfe)	$3.20	$3.37	$3.30	$3.70
Natural gas and NGLs ($ per Mcfe)—with hedge impact	$3.86	$4.37	$3.94	$4.62
Natural gas equivalent ($ per Mcfe)	$4.59	$3.55	$4.42	$3.91